Exhibit 99.2

InterPrivate II Acquisition Corp. Announces Completion of $258,750,000 Initial Public Offering

NEW YORK, March 9, 2021 – InterPrivate II Acquisition Corp. (NYSE: IPVA) (the “Company”) announced today that it closed its upsized initial public offering of 25,875,000 units, including 3,375,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, at a price of $10.00 per unit. The units are listed on the New York Stock Exchange (the “NYSE”) and commenced trading under the ticker symbol “IPVA.U” on March 5, 2021. Each unit consists of one share of Class A common stock and one-fifth of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “IPVA” and “IPVA WS,” respectively.

InterPrivate II Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue initial business combination targets in any industry, the Company may pursue sectors including auto-tech and mobility, business services, consumer, retail, e-commerce or industrial technology, or businesses that possesses their own differentiated technology, with a focus on target companies with an enterprise value of $1 billion or more.

Morgan Stanley and EarlyBirdCapital, Inc. acted as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; or from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Press Contact

Charlotte Luer, Marketing

cluer@interprivate.com